Exhibit 99.1

PRESS RELEASE

ENERGY TRANSFER EQUITY, L.P.

REPORTS FIRST QUARTER 2007 RESULTS

Dallas, Texas – January 16 2007 – Energy Transfer Equity, L.P. (NYSE:ETE) reported net income of $31.0 million and Distributable Cash of $74.6 million for the three months ended November 30, 2006. The Partnership raised its annual cash distribution $0.11 per unit paid on the Partnership’s outstanding limited partner units resulting in a quarterly distribution equal to $0.34 per limited partner unit ($1.36 annualized). Distributable Cash is a “non-GAAP measure”, as explained below.

The Partnership’s principal sources of cash flow are distributions it receives from its investments in the limited and general partner interests in Energy Transfer Partners, L.P. (“ETP”). ETE currently has no other operating activities apart from those conducted by the operating subsidiaries within ETP. ETE’s principal uses of cash are for administrative expenses, debt service and distributions to its general and limited partners.

ETE’s net income for the first quarter ended November 30, 2006 of $31.0 million compares to $39.6 million for the first quarter ended November 30, 2005. The decrease in net income is due primarily to the decreased net income of ETP and increased ETE interest expense. The decrease was partially offset by a decrease in minority interest expense of $59.1 million. The minority interest expense primarily represents partnership interests in ETP that ETE does not own. The decrease in minority interest expense is due to the increase in ETE’s average ownership in ETP’s limited and general partners’ interests for the first quarter ended November 30, 2006 to 38.92% as compared to 30.66% for the first quarter ended November 30, 2005 and the increase in ETE’s income allocation from ETP due to ETE’s now owning 100% of the incentive distribution rights of ETP.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measure of Distributable Cash. The accompanying schedules provide a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. The Partnership’s Distributable Cash should not be considered as an alternative to GAAP financial measures such as net income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Distributable Cash. The Partnerships defines Distributable Cash as cash distributions expected to be received from ETP in connection with the Partnership’s investments in limited and general partner interests of ETP, net of the Partnership’s expenditures for general and administrative costs and debt service. Distributable Cash is a significant liquidity measure used by the Partnership’s senior management to compare net cash flows generated by the Partnership’s equity investments in ETP to the distributions the Partnership expects to pay its unitholders. Using this measure, the Partnership’s management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

Distributable Cash is an important non-GAAP financial measure for our limited partners since it indicates to investors whether or not the Partnership’s investments are generating cash flows at a level that can sustain or support an increase in quarterly cash distribution levels. Financial measures such as Distributable Cash are quantitative standards used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measures most directly comparable to Distributable Cash are net income and cash flow from operating activities for ETE on a stand-alone basis (“Parent Company”).

The accompanying analysis of Distributable Cash is presented only for the three month period ended November 30, 2006. Prior period information is not comparable or meaningful due to ETE’s initial public offering in February 2006.

Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partner units. Together ETP and ETE have a combined enterprise value approaching $20 billion.

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP’s natural gas and storage operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. These assets include approximately 12,000 miles of intrastate pipeline in service, with an additional 600 miles of intrastate pipeline under construction, and 2,400 miles of interstate pipeline. ETP is one of the three largest retail marketers of propane in the United States, serving more than one million customers from over 400 customer service locations extending from coast to coast.

The information contained in this press release is available on our website at www.energytransfer.com.

Contacts:

Investor Relations:	Media Relations:
Renee Lorenz	Vicki Granado
Energy Transfer	Gittins & Granado
214-981-0700	214-361-0400

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

	November 30, 2006	August 31, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$248,674	$26,204
Marketable securities	2,596	2,817
Accounts receivable, net of allowance for doubtful accounts	598,854	675,545
Accounts receivable from related parties	1,176	602
Inventories	499,648	387,140
Deposits paid to vendors	79,227	87,806
Exchanges receivable	28,045	23,221
Price risk management assets	30,200	56,851
Prepaid expenses and other assets	40,577	42,549

Total current assets	1,528,997	1,302,735

PROPERTY, PLANT AND EQUIPMENT, net	3,998,467	3,748,614
ADVANCES TO AND INVESTMENT IN AFFILIATES	999,056	41,344
GOODWILL	632,624	633,998
INTANGIBLES AND OTHER LONG-TERM ASSETS, net	206,250	197,450

Total assets	$7,365,394	$5,924,141

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$580,176	$603,527
Accounts payable to related parties	1,396	320
Exchanges payable	32,580	24,722
Customer advances and deposits	101,771	108,836
Accrued and other current liabilities	260,922	205,857
Price risk management liabilities	43,359	36,918
Current maturities of long-term debt	40,857	40,607

Total current liabilities	1,061,061	1,020,787

LONG-TERM DEBT, less current maturities	4,474,675	3,205,646
NONCURRENT DEFERRED INCOME TAXES	207,749	207,877
OTHER NONCURRENT LIABILITIES	14,160	4,953
MINORITY INTERESTS	1,853,596	1,439,127

COMMITMENTS AND CONTINGENCIES

	7,611,241	5,878,390

PARTNERS’ CAPITAL (DEFICIT):
General partner	(140)	(69)
Common Unitholders (132,149,653 and 124,360,520 units authorized, issued and outstanding at November 30, 2006 and August 31, 2006, respectively)	(259,625)	(9,586)
Class B Unitholders (2,521,570 units authorized, issued and outstanding at November 30, 2006 and August 31, 2006, respectively)	52,871	53,130
Class C Unitholders (83,418,900 and 0 units authorized, issued and outstanding at November 30, 2006 and August 31, 2006, respectively)	(62,150)	—
Accumulated other comprehensive income (loss)	23,197	2,276

Total partners’ capital (deficit)	(245,847)	45,751

Total liabilities and partners’ capital (deficit)	$7,365,394	$5,924,141

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit and unit data)

(unaudited)

	Three Months Ended November 30,
	2006	2005
REVENUES:
Midstream and transportation and storage	$1,062,444	$2,208,533
Propane and other	326,001	208,087

Total revenues	1,388,445	2,416,620

COSTS AND EXPENSES:
Cost of products sold – midstream and transportation and storage	883,983	1,959,368
Cost of products sold – propane and other	203,360	131,259
Operating expenses	132,381	102,671
Depreciation and amortization	36,864	29,969
Selling, general and administrative	28,769	25,487

Total costs and expenses	1,285,357	2,248,754

OPERATING INCOME	103,088	167,866

OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(68,547)	(39,143)
Equity in earnings (losses) of affiliates	4,887	(274)
Gain (loss) on disposal of assets	1,944	(128)
Interest and other income, net	1,517	1,064

INCOME BEFORE INCOME TAX EXPENSE AND MINORITY INTERESTS	42,889	129,385

Income tax expense	2,873	21,687

INCOME BEFORE MINORITY INTERESTS	40,016	107,698
Minority interests	(8,975)	(68,097)

NET INCOME	31,041	39,601

GENERAL PARTNER’S INTEREST IN NET INCOME	145	248

LIMITED PARTNERS’ INTEREST IN NET INCOME	$30,896	$39,353

BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.20	$0.29

BASIC AVERAGE NUMBER OF LIMITED PARTNER UNITS OUTSTANDING	154,636,195	136,357,871

DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.20	$0.29

DILUTED AVERAGE NUMBER OF LIMITED PARTNER UNITS OUTSTANDING	154,636,195	136,357,871

	Three Months Ended November 30,
	2006	2005
VOLUMES:
(unaudited)
Midstream
Natural gas MMBtu/d – sold	979,878	1,527,391
NGLs Bbls/d – sold	11,569	10,217
Transportation and storage
Natural gas MMBtu/d – transported	4,800,086	4,465,189
Natural gas MMBtu/d – sold	1,021,297	1,551,365
Propane gallons (in thousands)
Retail propane	140,631	88,738
Wholesale	23,283	19,601

ENERGY TRANSFER EQUITY, L.P.—PARENT COMPANY

DISTRIBUTABLE CASH

(in thousands)

(unaudited)

The following table presents the calculation and reconciliation of Distributable Cash of the Parent Company with respect to the first quarter of fiscal 2007:

Three Months Ended November 30, 2006
Distributable Cash:
Cash distributions expected from Energy Transfer Partners, L.P. associated with:
General partner interest:
Standard distribution rights	$3,271
Incentive distribution rights	51,880
Limited partner interest:
36,413,840 common units	27,994
26,086,957 class G units	20,054

Total cash expected from Energy Transfer Partners, L.P.	103,199
Deduct expenses of the Parent Company on a stand-alone basis:
General and administrative expenses	(1,974)
Interest expense, net of amortization of financing costs	(26,585)

Distributable Cash	$74,640

Cash distributions to be paid to the partners of Energy Transfer Equity, L.P.:

Distribution per limited partner unit	$0.3400

Distributions to be paid to public unitholders	$19,205
Distributions to be paid to affiliates	53,998
Distributions to be paid to Class B unitholder	857
Distributions to be paid to general partner	235

Total cash distributions to be paid by Energy Transfer Equity, L.P. to its limited and general partners	$74,295

Reconciliation of Non-GAAP “Distributable Cash” to GAAP “Net Income” and GAAP “Net cash provided by operating activites” for the Parent Company on a stand-alone basis:
Net income	$31,041
Adjustments to derive Distributable Cash:
Equity in income of unconsolidated affiliates	(59,979)
Quarterly distribution expected to be received from Energy Transfer Partners, L.P.	103,199
Amortization of financing costs	379

Distributable Cash	74,640
Adjustments to Distributable Cash to derive Net Cash Provided by Operating Activites:
Quarterly distribution expected to be received from Energy Transfer Partners, L.P.	(103,199)
Cash distribution received from Energy Transfer Partners, L.P. in October 2006	49,906
Net effect of changes in operating accounts	(8,582)

Net cash provided by operating activites for Parent Company on stand-alone basis	$12,765